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                                EXHIBIT 11 (a)


                  COMMERCIAL METALS COMPANY AND SUBSIDIARIES


         CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*


                      ( In thousands except share data )


                                                    Three Months ended
                                                        November 30,
                                                --------------------------
                                                   1995            1994
                                                ----------      ----------

Net earnings                                       $10,832          $6,372

Weighted average number
  of shares outstanding                         15,297,899      14,261,097

Dilutive effect of stock option and
  purchase plans, after application
  of treasury stock method                         273,720         276,619

Shares used in calculating primary
  net earnings per share                        15,571,619      14,537,716


Earnings per share                                   $0.70           $0.44






*Fully diluted earnings per share are identical to primary earnings per share.